Colmena Corp.
                      A publicly held Delaware corporation

                Minutes of Special Meeting of Board of Directors

     A special meeting of the Board of Directors for Colmena Corp. (the "Board" and the "Company," respectively), was held by telephone conference on March 3, 1999, at 3:00 P.M., after provision of notice to all members by telephone and facsimile transmission. A copy of such notice is appended hereto as exhibit "A". All exhibits were provided to the participants by facsimile transmission.

     The following Directors were present at the telephone conference meeting held on March 3, 1999: Mr. Peplin, Mr. Gigliotti, Mr. Joffe, Ms. Field, and
Mr. Champion.   Also present were Vanessa Lindsey, Secretary and G. Richard
Chamberlin, Esq., General Counsel.

     The following Directors were absent:   None.

     The meeting was called to order by Mr. Joffe, the acting chairman,

Whereby a motion was made and duly seconded and unanimously approved by all members present, that Anthony Q. Joffe be duly elected Chairman of the Board, to serve as such, at the pleasure of the Board. Thereafter Mr. Joffe accepted the position.

The meeting was called for the purpose of ratification and/or approval of a certain Reorganization Agreement dated March 3, 1999 wherein Colmena conveys to Mr. Peplin (expecting that Mr. Peplin will designate a newly organized corporation) all of its rights, title and interest in and to all of the Capital Stock of two of the Company's subsidiaries.

The Board members then discussed the following:

1. The Company owns a group of operating subsidiaries, to wit: Techtel Communications, Inc. ("Techtel"); T2U Co.( formerly known as RCP Enterprises, Inc.), a Delaware corporation doing business as RCP Communications Group, Inc. ("RCP") and Business Technology Systems, Inc., a Florida corporation ("BTS").

2. Richard C. Peplin, Jr.for the benefit of Colmena and its stockholders, is willing, through a new corporation to be organized, to assume ownership and control of two of the subsidiaries, for purposes of liquidating them under Chapter 7 of the United States Bankruptcy Code or for the purposes of resolving certain various financial and legal issues concerning the subsidiaries, provided that Colmena agree to bear all expenses associated with such proceedings and any other litigation involved, and further, that Colmena agree to spin 20% of Techtel out to Colmena's stockholders, as permitted under Securities and Exchange Commission ("SEC"), Division of Corporate Finance Staff Legal Bulletin Number 4 the balance of 80% of it's stock to be used to set off existing debt including debts owed to Mr. Peplin.

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3.  The  reorganization  provides  that  Colmena  agrees  to spin out 20% of the capital stock of Techtel to its stockholders under the parameters established by SEC Division of Corporate Finance Staff Legal Bulletin Number 4, the remaining 80% to be used to settle outstanding liabilities of Techtel to Mr. Peplin, to a principal of Yankees and to other persons, based on negotiations to be conducted by Yankees.

4. To facilitate the above, Peplin requests that Colmena agree to pay all reasonable costs required to effect a liquidation of the Subsidiaries by Mr. Peplin's designee pursuant to Chapter 7 of the United States Bankruptcy Code or to defend any resulting litigation or regulatory actions; provided that, all work required is effected through Colmena's attorneys and that Mr. Peplin and his designees waive any resulting conflicts of interest associated with such representation.

 5. That Mr. Champion indicated that the Chapter 7 Bankruptcy of International Telemedia Associates, Inc., (hereinafter referred to as "ITA"), Case No. 98-755533-SWC, Northern District of Georgia, may result in the disbursement of proceeds from sale to certain creditors including, RCP. Mr Peplin indicated that pending litigation with the State of Illinois and prospective litigation with the Federal Trade Commission, and other litigation issues would likely offset, most, if not all of the proceeds so gained by RCP. Wherein, Mr. Peplin offered to pay Colmena any net proceeds resulting from the difference between the total proceeds received from the Trustee of Bankruptcy for ITA and those liabilities of RCP that now exist, and those liabilities that may result from litigation now pending with the State of Illinois, People v. RCP Communications, 98-CH-112, Sangamon County, Illinois, and litigation that may be instituted by the Federal Trade Commission.

6. Mr. Chamberlin addressed the Board for the purposes of discussing the importance of preparing the draft for the 10-KSB for 1998 that is now past due. Mr. Chamberlin requested that Penny Field forward the appropriate draft to him in order that the proper due diligence can be completed. Mr. Chamberlin also asked that all Board Members cooperate and make a priority an immediate response to all due diligence requests.


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1    Resolved, that Anthony Q. Joffe be duly elected Chairman of the Board, to serve as such, at the pleasure of the Board. Thereafter Mr. Joffe accepted the position.

     Please Initial:
     Mr. Champion: ___ Mr. Joffe: ___ Ms. Field: ___ Mr. Peplin ___ Mr. Gigliotti ____

2. Resolved, that the Reorganization Agreement dated March 3, 1999, with Richard Peplin, Jr. is hereby approved, ratified and accepted with the following addition of a two new paragraphs 1.5 and 1.6 to be added to page 2, Section One, to the effect that:

     1.5 Mr. Peplin agrees to pay Colmena any net proceeds resulting from the difference between the total proceeds received from the Trustee of Bankruptcy for International Telemedia Associates, Inc. and those liabilities of RCP, BTS, and Techtel, that now exist, and those liabilities that may result from litigation now pending, including but not limited to litigation with the State of Illinois, People v. RCP Communications, 98-CH-112, Sangamon County, Illinois, and litigation that may be instituted by the Federal Trade Commission and other possible litigation involving these three companies.

     1.6 The transactions contemplated hereby are to be effected as soon as possible following execution of this Agreement by and through Colmena's officers and general counsel.


    With the addition of these new paragraphs,the Board hereby agrees to approve and accept the provisions of the duly Amended Reorganization Agreement. The Secretary of the Corporation is authorized to sign this Amended Reorganization Agreement, binding the Board as if each board member, except for Mr. Peplin, who excuses himself from so signing due to the conflict of interests that he has in doing same.

     Please Initial:
     Mr. Peplin should not initial due to conflict of interests:

     Mr. Joffe: ___ Ms. Field: ___ Mr. Champion ___ Mr. Gigliotti ____

Having adopted the foregoing resolutions, upon motion duly made, seconded and unanimously adopted, the Board meeting was terminated.


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     The foregoing,  based on our best  recollection  and notes,  constitute the actions taken at such special meeting of the Board, and by our execution of these minutes and initials on each page and under each resolution adopted, we do so confirm, effective as of this 3rd day of March, 1999.

                            /s/ Anthony Q. Joffe /s/
                                  ------------
                                Anthony Q. Joffe
                             Chairman of the Meeting
                                    Director
                             /s/ Richard Peplin /s/
                                 --------------
                                 Richard Peplin
                  except he withholds his vote on Resolution 2
                       for reasons of conflict of interest
                                    President
                            /s/ Charles Champion /s/
                                    ---------
                                Charles Champion
                                    Director
                          /s/ Penny L. Adams Field /s/
                                  -------------
                                   Penny Field
                                    Director

                            /s/ Robert Gigliotti /s/
                                ----------------
                                Robert Gigliotti
                                    Director